Exhibit 10.2
EXECUTION COPY

GUARANTY
THIS GUARANTY (as amended, supplemented, restated or otherwise modified from time to time, this “Guaranty”), dated as of October 24, 2017 (the “Effective Date”), is made by The Mosaic Company, a Delaware corporation (“Guarantor”) in favor of the Agents (as defined herein), in their capacity as agents, for the benefit of Bankers Commercial Corporation, a California corporation, as Owner under the Bareboat Charter (as defined below) (together with its successors and permitted assigns, “Owner”) and the Lenders (as defined herein).
RECITALS
A.Savage Marine, LLC, a Delaware limited liability company (“Savage Marine”), a wholly owned subsidiary of Savage Companies (“Savage Companies”), is currently party to two vessel construction contracts for construction and delivery of two vessels intended for use together as an oceangoing articulated tug-barge unit (the “ATB”);
B.Savage Marine desires to sell the ATB to Owner and Owner, upon the purchase and sale of the ATB, desires that full possession, control and command of the ATB be transferred to Savage Harvest Operations, LLC, a Delaware limited liability company (“Savage Harvest”), a wholly owned subsidiary of Savage Companies, as lessee and bareboat charterer (in such capacity, and together with its successors and permitted assigns, the “Bareboat Charterer”), through a Bareboat Charter dated of even date herewith (the “Bareboat Charter”);
C.Savage Harvest has agreed to time charter the ATB to Tampa Port Services, LLC, a Delaware limited liability company (“TPS”), a subsidiary of Guarantor, pursuant to a Time Charter dated as of the date hereof, between Savage Harvest and TPS (the “Time Charter”); and
D.In connection with its purchase of the ATB from Savage Marine, Owner will enter into a Loan Agreement of even date herewith (the “Loan Agreement”) with the financial institutions named therein, as lenders (the lenders party to the Loan Agreement from time to time, the “Lenders”), and MUFG Union Bank, N.A., as collateral agent (the “Collateral Agent”) and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as administrative agent (the “Administrative Agent” and together with the Collateral Agent, collectively, the “Agents”), to finance the purchase price; and
E.As an inducement to Owner to enter into the Bareboat Charter with Savage Harvest and to the Owner and Lenders to enter into the Loan Agreement, Guarantor has agreed to irrevocably and unconditionally guarantee all payment obligations due and owing by TPS under the Time Charter as provided herein.
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, Guarantor hereby agrees as follows to and for the benefit of the Owner and the Lenders:

Section 1.Definitions, Construction, etc.
(a)    Certain terms used in this Guaranty and not otherwise defined have the meanings assigned to such terms in Annex I hereto, or if not defined in Annex I hereto, in the Time Charter.
(b)    In this Guaranty, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
(c)    Unless the context of this Guaranty otherwise clearly requires, references to the plural include the singular, to the singular include the plural and to the part include the whole. All references to a particular Person shall be construed so as to include their respective successors and permitted assigns. The word “including” shall be deemed to mean “including but not limited to” and the word “or” has the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereunder” and similar terms in this Guaranty refer to this Guaranty as a whole and not to any particular provision of this Guaranty. The section headings contained in this Guaranty and the table of contents preceding this Guaranty are for reference purposes only and shall not control or affect the construction of this Guaranty or the interpretation thereof in any respect. Article, section, subsection, exhibit and schedule references are to this Guaranty unless otherwise specified.
(d)    All references to other documents shall be deemed to include all amendments, supplements, restatements and other modification thereto to the extent such amendment, supplement, restatement or other modification is not made contrary to the provisions of such document and this Guaranty.
Section 2.    Guaranty. In consideration of, and as an inducement for Owner to enter into the Bareboat Charter and for the Lenders to enter into the Loan Agreement, Guarantor hereby absolutely and unconditionally guarantees the prompt performance and payment when due, whether by acceleration or otherwise (but past any applicable grace or cure period), of the obligations of TPS (a) to pay (x) Basic Charter Hire and (y) Supplemental Hire in accordance with the terms and conditions of the Time Charter (including, without limitation, the obligation therein to make such payments when due directly to the Owner), and (b) to perform its obligations under the Time Charter (the foregoing collectively called, the “Guaranteed Obligations”). Owner, each Lender and each Agent are referred to herein, collectively, as the “Guaranteed Parties” and each individually is a “Guaranteed Party.” This Guaranty is a guaranty of payment and performance and not merely a guaranty of collection.
Section 3.    Waiver. Guarantor hereby waives: (a) notice of acceptance of this Guaranty, and of the creation or existence of any of the Guaranteed Obligations and of any action by a Guaranteed Party in reliance hereon or in connection herewith; (b) presentment, demand for payment, notice of dishonor or nonpayment, protest and notice of protest with respect to the Guaranteed Obligations; and (c) any requirement that suit be brought against, or any other action by a Guaranteed Party be taken against, or any notice of default or other notice be given to, or any demand be made on, TPS or any other person, or that any other action be taken or not taken as a condition to Guarantor's liability for the Guaranteed Obligations under this Guaranty or as a condition to the enforcement of this Guaranty against Guarantor.
Section 4.    Guaranty Absolute. The liability of Guarantor under this Guaranty shall be absolute and unconditional irrespective of: (a) any change in the time, manner, terms, place of payment, or in any other term of all or any of the Guaranteed Obligations, or any other document executed in connection therewith, to which TPS has agreed; (b) any sale, exchange, release, or non-perfection of any property standing as security for the Guaranteed Obligations, or any release, amendment, waiver, or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations; (c) failure, omission, delay, waiver, or refusal by Savage Harvest or any Guaranteed Party to exercise, in whole or in part, any right or remedy held by Savage Harvest under the Time Charter or by any Guaranteed Party with respect to the Guaranteed Obligations; (d) any change in the existence, structure, or ownership of Guarantor or TPS, any insolvency, bankruptcy, reorganization, or other similar proceeding of Savage Harvest, Demise Owner Parent, TPS, Guarantor or Savage Companies, or any change in the existence, structure or ownership of Guarantor or TPS; (e) any re-characterization of the Bareboat Charter from that of a financing and/or the Time Charter from that of a financial and service contract; (f) any determination or finding by a court of competent jurisdiction that the Bareboat Charter is unenforceable or ineffective; (g) any default, breach or rejection of the Time Charter or Bareboat Charter by Savage Harvest, Demise Owner Parent, TPS or any trustee thereof; and (h) any subchartering of the Vessel by the Time Charterer under the Time Charter. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by a Guaranteed Party upon the insolvency, bankruptcy, or reorganization of TPS, or any other guarantor or otherwise, all as though such payment had not been made. Guarantor acknowledges and agrees that all amounts payable by Guarantor hereunder are payable on a hell or high water basis, and no payments made by Guarantor shall be subject to any abatement, reduction, adjustment, right of set-off, counterclaim, recoupment or defense due to any present or future claims of Guarantor against Owner, the Lenders, Administrative Agent, or Collateral Agent, under this Guaranty or otherwise, or against Owner, the Lenders, Administrative Agent, or Collateral Agent under any Principal Document or otherwise, nor shall Guarantor be entitled to retain any interest in or with respect to amounts paid hereunder, which have already been paid, or assert any right to any refund or adjustment in the event of a termination of this Guaranty or otherwise.
Section 5.    Guaranty Irrevocable. This Guaranty is a continuing guaranty of payment and performance, and not merely of collectability, and shall remain in full force and effect, and may not be revoked by Guarantor, until all indebtedness and liabilities of TPS and Guarantor under the Guaranteed Obligations are paid in full, in good and indefeasible funds or are otherwise satisfied in full.
Section 6.    Limitations. Guarantor’s liability hereunder shall be limited to the payment and performance of TPS’s obligations under the Time Charter and any payments or performance required to be made by Guarantor hereunder (even if such payments are deemed to be damages) and in no event shall Guarantor be subject hereunder to consequential, exemplary, equitable, loss of profits, punitive, or any other damages, except to the extent specifically provided in the Time Charter to be due from the Time Charterer or herein to be due from Guarantor. If any withholding or other taxes (other than income taxes on the net income of the Owner or Lenders arising out of such payment) are at any time imposed on any payments under or in respect of this Guaranty including, but not limited to, payments made pursuant to this paragraph, Guarantor shall pay all such taxes to the relevant authority in accordance with applicable law and it is acknowledged that such amounts are part of the Guaranteed Obligations.
Section 7.    Representations and Warranties of Guarantor. Guarantor represents and warrants to the Owner as follows:
(a)    Guarantor is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and has full power to (i) execute, deliver, and perform this Guaranty, (ii) own and operate its properties, and (iii) carry on its business as now conducted.
(b)    The execution, delivery, and performance of this Guaranty have been and remain duly authorized by all necessary action on the part of Guarantor.
(c)    The execution, delivery and performance by Guarantor of this Guaranty does not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Guarantor, Guarantor's organizational documents or any order, judgment or decree of any court or other Government Authority binding on Guarantor, or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual restriction binding on Guarantor or its assets which would be reasonably be expected to result in a Material Adverse Effect.
(d)    All consents, authorizations, and approvals of, and registrations and declarations with, any Governmental Authority necessary for the due execution, delivery, and performance of this Guaranty have been obtained and remain in full force and effect and all conditions thereof have been duly complied with, and no other action by and no notice to or filing with any Governmental Authority is required in connection with the execution, delivery, or performance of this Guaranty (other than the filing of a current report on Form 8-K and other reports filed with the U.S. Securities and Exchange Commission or other reports to Governmental Authorities).
(e)    There are no proceedings at law or in equity, or before any court or other Government Authority that are pending or, to the knowledge of Guarantor, threatened, against or affecting Guarantor or any of its Subsidiaries or any property or assets of Guarantor or any of its Subsidiaries and that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
(f)    This Guaranty constitutes the legal, valid, and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. This Guaranty shall be enforceable in accordance with its terms notwithstanding any default, breach, insolvency, bankruptcy, reorganization or similar proceedings involving Savage

Harvest or Demise Owner Parent, or any change in the existence, structure or ownership of Guarantor or TPS, or any default or breach under the Time Charter (for any reason), or any rejection by Savage Harvest or any trustee thereof, of the Time Charter.
(g)    TPS’s payment obligations to Demise Owner under the Time Charter are legal, valid, and binding obligations enforceable against TPS in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. This Guaranty and Guarantor’s obligation hereunder to guaranty payment and performance of the obligations of TPS to Demise Owner, including as to payments required to be paid directly to Owner as provided in the Time Charter, shall be enforceable in accordance with the terms of the Time Charter notwithstanding any default, breach, insolvency or similar proceedings involving Savage Harvest or TPS, or any default or breach under the Time Charter (for any reason), or any rejection by Savage Harvest or TPS or any trustee thereof, of the Bareboat Charter or Time Charter, as applicable.
(h)    Guarantor is not (i) subject to regulation under the Investment Company Act of 1940, as amended, or (ii) a “covered fund” for the purposes of Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
(i)    Neither Guarantor nor any of its directors or executive officers (acting in their capacity as such) is (i) is a Sanctioned Person or has been notified or is otherwise aware that it is currently the subject or target of any Sanctions applicable to Guarantor or (ii) is in violation in any material respect of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions applicable to Guarantor.
(j)    Guarantor has adequate means to obtain from TPS, on a continuing basis, information concerning the financial condition of TPS, and is not relying on Owner or the Lenders to provide such information, now or in the future.
Section 8.    Certain Covenants of Guarantor. Until the Guaranteed Obligations (other than Unasserted Obligations) have been paid in full in good and indefeasible funds or otherwise satisfied in full, unless Owner shall otherwise consent in writing:
(a)    Financial Statements and Reports. Guarantor will deliver or cause to be delivered to Owner the following:
(i)    Quarterly Financials: (a) as soon as available and in any event within fifty (50) days after the end of each of the first three (3) fiscal quarters of each fiscal year (commencing with the fiscal quarter ending September 30, 2017), (A) the condensed consolidated balance sheets of Guarantor and its subsidiaries as at the end of such fiscal quarter and the related condensed consolidated statements of operations, comprehensive income, cash flows and equity (including all required footnotes thereto) of Guarantor and its subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, all in reasonable detail and prepared by Guarantor in accordance with GAAP and certified by the chief financial officer of Guarantor that they fairly present, in all material respects, the financial condition of Guarantor and its subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure, and (b) with respect to the first three (3) fiscal quarters of each fiscal year, the management's discussion and analysis incorporated into Guarantor's Form 10-Q delivered for such fiscal quarter or, if no such discussion and analysis has been delivered, a narrative report describing the operations of Guarantor and its subsidiaries in the form prepared for presentation to senior management for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter; it being understood and agreed that the filing of Guarantor's Form 10-Q, if required, with the SEC shall satisfy the delivery requirements set forth in this clause (subject to the time periods set forth in this clause (i));
(ii)    Year-End Financials: as soon as available and in any event within ninety five (95) days after the fiscal year ending December 31, 2017, and each fiscal year thereafter, (a) the consolidated balance sheet of Guarantor and its subsidiaries as at the end of such fiscal year and the related consolidated statements of operations, comprehensive income, cash flows and equity (including all required footnotes thereto) of Guarantor and its subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, all in reasonable detail and prepared by Guarantor in accordance with GAAP and certified by the chief financial officer of Guarantor that they fairly present, in all material respects, the consolidated financial condition of Guarantor and its subsidiaries as at the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated, (b) the management’s discussion and analysis incorporated in Guarantor’s Form 10-K delivered for such fiscal year or, if no such Form 10-K has been delivered, a narrative report describing the operations of Guarantor and its subsidiaries in the form prepared for presentation to senior management for such fiscal year, and (c) in the case of all such consolidated financial statements, a report and opinion thereon of independent registered public accountants of recognized national standing selected by Guarantor, which report and opinion shall be prepared in accordance with audit standards of the Public Company Accounting Oversight Board without an emphasis paragraph relating to the ability of Guarantor and its subsidiaries to continue as a going concern, shall be an unqualified opinion as to the scope of the audit and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Guarantor and its subsidiaries as at the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated in conformity with GAAP and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with, if applicable, the audit standards of the Public Company Accounting Oversight Board and otherwise in accordance with generally accepted auditing standards; and it being understood and agreed that the filing of

Guarantor’s Form 10-K, if required, with the SEC shall satisfy the requirements set forth in this clause (subject to the time periods set forth in this clause (ii));
(iii)    Compliance Certificates: with respect to each delivery or filing of financial statements pursuant to subdivisions (i) and (ii) above, and in each case within the timeframe specified in such subdivision (i) or (ii), as appropriate, (a) an Officer's Certificate of Guarantor stating that the signer or signers have reviewed the terms of this Guaranty and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Guarantor and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event that constitutes a breach of any covenant in this Section 8, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Guarantor has taken, is taking and proposes to take with respect thereto; and (b) a compliance certificate, in form and substance reasonably acceptable to Owner, demonstrating in reasonable detail compliance at the end of the applicable accounting periods with the restrictions contained in Section 8(g) hereof; and
(iv)    SEC Filings: promptly upon their becoming publicly available, copies of regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Guarantor with any securities exchange or with the SEC.
Documents required to be delivered pursuant to Section 8(a)(i) or (ii) (to the extent any such documents are included in materials otherwise filed with the SEC) or Section 8(a)(iv) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided, that Guarantor shall deliver paper copies of such documents to Owner or any Lender that requests Guarantor to deliver such paper copies until a written request to cease delivering paper copies is given by Owner or such Lender.
(b)    Existence. Except to the extent not prohibited under Section 8(c), Guarantor will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises material to its business; provided, however that neither Guarantor nor any of Guarantor’s Subsidiaries shall be required to preserve any such rights or franchises if the Governing Body of Guarantor or such Subsidiary or an authorized officer of the Guarantor shall determine that the preservation thereof is no longer desirable in the conduct of the business of Guarantor or such Subsidiary, as the case may be, and that the loss thereof would not reasonably be expected to result in a Material Adverse Effect.
(c)    Mergers, etc. Guarantor shall comply with the covenants set forth in Section 7.7 of the Credit Agreement. Notwithstanding anything to the contrary contained in this

Section 8(c), and for the avoidance of doubt, any amendment, waiver or modification of the related covenants under the terms of the Credit Agreement will be deemed to have been consented to by the Owner and Lenders, and to be an amendment, waiver or modification to the requirements of this Section 8(c) on an equivalent basis, provided that the terms, conditions, security and consideration granted, paid or undertaken with regard to any such amendment, waiver or modification to such covenants in the nature of forbearance or a workout shall be enjoyed by the Owner and the Lender on an equal and pro rata basis.
(d)    Compliance. Guarantor shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority, except where noncompliance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
(e)    Fiscal Year. Guarantor shall not change its fiscal year-end from December 31 without prior written notice to the Owner and delivery to the Owner of financial information and calculations evidencing reconciliations related to such fiscal year-end change, which information and calculations shall be in form and substance reasonably satisfactory to Owner.
(f)    Financial Covenants. Guarantor shall comply with the financial covenants set forth in Section 7.6 of the Credit Agreement. Notwithstanding anything to the contrary contained in this Section 8(f), and for the avoidance of doubt, any amendment, waiver or modification of the related covenants under the terms of the Credit Agreement will be deemed to have been consented to by the Owner and Lenders, and to be an amendment, waiver or modification to the requirements of this Section 8(f) on an equivalent basis, provided that the terms, conditions, security and consideration granted, paid or undertaken with regard to any such amendment, waiver or modification to such covenants in the nature of forbearance or a workout shall be enjoyed by the Owner and the Lender on an equal and pro rata basis.
(g)    Payment of Taxes. Guarantor will, and will cause each of its Subsidiaries to, file or cause to be filed all United States Federal income Tax returns and all other material Tax returns that are required to be filed by it and will pay or cause to be paid all material Taxes due pursuant to such returns or pursuant to any assessment received by it except where (i) a failure to do so would not reasonably be expected to result in a Material Adverse Effect or (ii) such Taxes are being contested in good faith by proper legal proceedings and adequate reserves have been established.
Section 9.    Interaction with Time Charter. The Time Charter sets forth the circumstances and events that are considered by the parties thereto to be “Events of Default.” Any inaccuracy in the representations and warranties of Guarantor set forth in Section 7 hereof, and any failure to comply with the provisions set forth in Sections 8, 10 or 12 hereof, shall be dealt with exclusively by reference to the applicable provisions of the Time Charter and shall not form an independent basis for the availability or exercise of remedies, or the availability of indemnification, hereunder.

Section 10.    Indemnity.
(a)    Guarantor agrees to defend, indemnify, pay and hold harmless Owner and each Lender, Administrative Agent, and Collateral Agent and the officers, directors, trustees, employees, agents, advisors and Affiliates of each of the foregoing (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Guarantor shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final nonappealable judgment of a court of competent jurisdiction. An Indemnitee seeking indemnification under this Section 10 shall notify the Administrative Agent of any event requiring indemnification promptly upon such Indemnitee’s receipt of notice of commencement of any action or proceeding, or such Person’s obtaining knowledge of the occurrence of any other event, giving rise to a claim for indemnification hereunder, and the Administrative Agent shall notify Guarantor thereof; provided, however, that the failure of such Indemnitee or the Administrative Agent to provide such notice shall not relieve Guarantor of its indemnification obligations hereunder except and only to the extent that Guarantor is materially prejudiced by reason of such failure. All Indemnified Liabilities shall be payable to the Administrative Agent for the benefit of the affected Indemnitees within thirty (30) days of notice from the Administrative Agent.
(b)    As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable fees or expenses incurred by Indemnitees in enforcing this indemnity), incurred by any such Indemnitee, (i) in the event that any aspect of Guarantor’s obligations under this Guaranty is determined by a court of competent jurisdiction not to be enforceable, (ii) as a result of this Guaranty otherwise ceasing to be effective, valid and enforceable in accordance with its terms, (iii) in the event the effectiveness, validity or enforceability of this Guaranty is contested by Guarantor, (iv) in the event of a breach by the Guarantor of its representations, warranties, and covenants in this Guaranty resulting in a breach of Section 20(b)(vii) of the Time Charter, (v) in the enforcement of any rights of such Indemnitee against the Guarantor under this Guaranty, or (vi) in the event that a bankruptcy, insolvency, reorganization or similar proceeding involving Savage Harvest, Demise Owner Parent or TPS occurs and the Time Charter or Bareboat Charter is rejected in such event.
Section 11.    Notice. Notices under this Guaranty shall be deemed received if sent to the addresses specified below or at such other address as may be designated from time to time by Guarantor or Owner: (i) if given by personal delivery, on the day received (if such day is a business day, or if such day is not a business day, the next succeeding business day); (ii) if sent by overnight express delivery, upon receipt of signed confirmation by the courier company indicating date of actual delivery; or (iii) if sent by certified, first class mail, return receipt requested, upon receipt of signed confirmation indicating date of actual delivery.

If to Guarantor:	The Mosaic Company
Atria Corporate Center, Suite E490 3033 Campus Drive Plymouth, MN 55441
Attn: Vice President and Treasurer

Copy to:	The Mosaic Company
3033 Campus Drive, E490
Plymouth, MN 55441
Attn: General Counsel

If to Owner:	Bankers Commercial Corporation
445 S. Figueroa Street, G14-200
Los Angeles, CA 90071
Attn.: Leasing and Asset Finance

Section 12.    Subordination; Subrogation. Until the Guaranteed Obligations (other than Unasserted Obligations) have been paid in full in good and indefeasible funds or are otherwise satisfied in full, Guarantor: (a) agrees to forbear from the exercise of any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory, or otherwise) including, without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11, United States Code) or any successor statute, arising from the existence or performance of this Guaranty, and (b) waives, to the extent permitted by applicable law, any right to enforce any remedy that TPS now may have or may hereafter have against Savage Harvest or Savage Companies, in the case of each of (a) and (b) arising from the existence or performance of this Guaranty; provided, however, that nothing herein shall diminish any rights or claims of Guarantor or TPS against Savage Harvest or Savage Companies or relieve Savage Harvest or Savage Companies from their liabilities and obligations to Guarantor or TPS.
Section 13.    Successors and Assigns. Guarantor may not assign or delegate its obligations hereunder without the prior written consent of Owner, which consent may be withheld in Owner’s sole and absolute discretion. Owner may, upon written notice to Guarantor, assign its rights hereunder without the consent of Guarantor only to the extent and subject to the same terms and conditions of an assignment by Owner of the Bareboat Charter. Subject to the foregoing, this Guaranty shall be binding upon Guarantor, its permitted successors and assigns, and shall be for the benefit of Owner, its successors and assigns.
Section 14.    Confidentiality. By acceptance of this Guaranty, Owner and each Lender, including any permitted assignee, agrees that it shall maintain the confidentiality of all non-public information obtained pursuant to the requirements of this Guaranty and hold all such information in accordance with such person’s customary procedures for handling confidential information of this nature, it being understood and agreed by the Guarantor that in any event any such person may make disclosures (a) to its and its affiliates’ directors, officers, employees and agents, including accountants, and legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such information and agree to keep such information confidential), (b) to the extent requested by any government authority with appropriate jurisdiction, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Guaranty or the enforcement of rights hereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 14, to any permitted assignee of the rights or obligations of the Owner or Lender, as applicable, under this Guaranty, (f) with the consent of the Guarantor, or (g) to the extent such information (i) becomes publicly available other than as a result of a breach of this Section 14 or (ii) becomes available to the Owner or Lender, as applicable, on a non-confidential basis from a source other than the Guarantor; provided that, unless specifically prohibited by applicable law or court order, the Owner or Lender, as applicable, including any permitted assignee, shall notify the Guarantor of any requirement or request under applicable laws or regulations or under any subpoena or similar legal process, including by any government authority or representative thereof (other than any such request in connection with any examination of the financial condition of the Owner or Lender or a permitted assignee by such government authority), for disclosure of any such non-public information prior to disclosure of such information.
Section 15.    Choice of Law; Severability. This Guaranty shall be governed by, and construed in accordance with the laws of the State of New York and applicable U.S. federal law. If any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.
Section 16.    Entire Agreement; No Waiver. This Guaranty constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede and revoke all other previous and prior guarantees issued by Guarantor to Owner or any Lender on behalf of TPS with respect to the Time Charter prior to the date hereof, if any. No waiver or modification by a party of any of the terms or conditions hereof shall be effective unless in writing and signed by an officer of such party.
Section 17.    WAIVER OF JURY TRIAL. THE GUARANTOR IRREVOCABLY WAIVES ANY AND ALL RIGHT THE GUARANTOR MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS GUARANTY, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS GUARANTY OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. THE GUARANTOR ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed as of the date first above written.

GUARANTOR:

THE MOSAIC COMPANY

By:	/s/ Richard L. Mack
Richard L. Mack
Executive Vice President and Chief Financial Officer

ANNEX I
DEFINITIONS
As used in this Guaranty, the following terms shall have the following respective meanings:
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Guarantor or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to Guarantor or its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 19511959).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of November 18, 2016, among Guarantor, Wells Fargo Bank, National Association, as administrative agent, U.S. Bank National Association, as syndication agent, and the lenders party thereto as in effect as of November 18, 2016, as reflected in Exhibit 4.i of the Current Report on Form 8-K filed by Guarantor with the Securities and Exchange Commission on November 21, 2017, amended or modified only to the extent permitted herein.
“GAAP” means generally accepted accounting standards recognized by the Financial Accounting Standards Board, as well as applicable rules, regulations, and interpretive releases of the SEC and its staff interpretations, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.
“Governing Body” means the board of directors, board of governors, managing director or directors, or other body or Person in a similar capacity having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.
“Government Authority” means the government of the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, organ, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).

“Material Adverse Effect” means a material adverse effect upon (a) the business, operations, assets or financial condition of Guarantor and its subsidiaries taken as a whole, except for matters arising prior to the Effective Date solely from general factors relating to the industries in which Guarantor and its subsidiaries are principally engaged and general economic factors relating to the markets in which Guarantor and its subsidiaries are principally engaged in business, which matters, in any such event, do not have a disproportionate impact on Guarantor or any of its subsidiaries, (b) Guarantor’s ability to perform its obligations under this Guaranty, or (c) the validity or enforceability of this Guaranty.
“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.
“Officer” means the president, the chief executive officer, a financial vice president (other than divisional level), the chief financial officer, the treasurer, a general partner (if an individual), the managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.
“Officer’s Certificate” as applied to any Person that is a corporation, partnership, trust, limited liability company, unlimited liability company or other Person that has a Governing Body, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust, limited liability company, unlimited liability company or similar Person.
“Person” means and includes corporations, limited partnerships, general partnerships, limited liability companies, unlimited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations of a similar nature organized under the laws of any jurisdiction, whether or not legal entities, and Government Authorities.
“Sanctioned Country” means at any time, a country, region or territory which is itself the subject or target of any Sanction that broadly prohibits trade or investment with that country, region or territory (including, as of the date hereof, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned directly or indirectly 50% or more by any such Person or Persons described in clauses (a) and (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union or Her Majesty’s Treasury.

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“SEC” means the United States Securities and Exchange Commission.
“Subsidiary” means (i) any corporation, association, or other business entity (other than a partnership) more than 50% of the outstanding securities having ordinary voting power of which is owned, directly or indirectly, by Guarantor or by one or more of its Subsidiaries, or a combination thereof and (ii) any partnership, joint venture, limited liability company or similar entity more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned. For the purposes of this definition, “securities having ordinary voting power” of a Person means securities or other equity interests that ordinarily have voting power for the election of directors of such Person, or persons having management power with respect to such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.
“Tax” or “Taxes” means any present or future tax, levy, impost, duty, fee, assessment, deduction, withholding or other charge of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto.“Unasserted Obligations” means, at any time, Guaranteed Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities and other performance obligations of TPS under the Time Charter in respect of which no claim or demand for payment or performance has been made (or, in the case of Guaranteed Obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time. “Unasserted Obligations” shall not include outstanding Basic Hire (as defined in the Time Charter).

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